SEWARD & KISSEL LLP

ONE BATTERY PARK PLAZA

NEW YORK, NY 10004

Telephone: (212) 574-1200

Facsimile: (212) 480-8421

www.sewkis.com

April 30, 2009

Wintergreen Fund, Inc.

333 Route 46 West, Suite 204

Mountain Lakes, NJ 07046

Re:	Opinion of Counsel regarding Post-Effective Amendment No. 4 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File No. 333-124761).

Ladies and Gentlemen:

We have acted as counsel for Wintergreen Fund, Inc., a Maryland corporation (the “Fund”), in connection the registration of the Fund as an open-end management investment company under the Investment Company Act of 1940, as amended, and the registration of an indefinite number of shares of Common Stock of the Fund, par value $.001 per share, (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”).

As counsel for the Fund, we have participated in the preparation of Post-Effective Amendment No. 4 to the Fund’s Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the “Commission”) (as so amended, the “Registration Statement”) in which this letter is included as Exhibit (I). We have examined the Charter and By-laws of the Fund, and have relied upon such corporate records of the Fund and such other documents and certificates as to factual matters as we have deemed necessary to render the opinion expressed herein.

Based on such examination, we are of the opinion that the Shares of the Fund to be offered for sale pursuant to the Registration Statement are, to the extent of the respective number of Shares authorized to be issued by the Fund in its Charter, duly authorized and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and non-assessable under the laws of the State of Maryland.

We do not express an opinion with respect to any laws other than the laws of Maryland applicable to the due authorization, valid issuance and nonassessability of shares of common stock of corporations formed pursuant the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Maryland or any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

Very truly yours,

/s/ Seward & Kissel LLP

SK 25133 0003 989998

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